Exhibit 4.4

MARKETING CONSULTING AGREEMENT

This Marketing Agreement ("Agreement") is dated for reference this 5th day of February 2004

BETWEEN: MR. CRAIG AURINGER of 3231 Vine St Vancouver BC Canada V6L 3E8 ("Consultant")

AND: MERIDIAN CO., LTD., of 4F, Heungseong Bldg., 197-3, Jamsilbon-dong, Songpa-gu Seoul, Republic of Korea ("MERIDIAN")

BACKGROUND FACTS:

A. CONSULTANT has extensive experience in marketing and research.

B. MERIDIAN considers it to be in its best interest to engage CONSULTANT to receive marketing consulting services for its products in North America on the terms and subject to the conditions hereinafter set forth.

In consideration of the covenants and Agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

A.  SERVICES

1.1 Establish public relations methodology designed to increase awareness of MERIDIAN and its products within the North American Region.

1.3  Expose MERIDIAN to a broad network of distributors and retail chains.

1.4  Conduct marketing campaigns.

1.5  Advertise the products of MERDIAN by various methods.

B.  CONSIDERATION

2.1 In consideration for the Services, MERIDIAN shall pay CONSULTANT the minimum monthly retainer of $5,000 US or number of the MERIDIAN's common shares equivalent to the value of $5,000 US ($0.16 US per share) invoiced in advance each month.

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C.  EXPENSES AND COSTS

3.1 Company shall pay all costs and expenses incurred by CONSULTANT, its directors, officers, employees, and agents, in carrying out its duties and obligations pursuant to the provisions of this Agreement, excluding CONSULTANT's general and administrative expenses and costs, but including and not limited to the following costs and expenses:

e. Travel expenses, including, but not limited to transportation, lodging and food expenses, when such travel is conducted on behalf of the Company.
(If requested)
f.  Seminars, expositions, marketing campaign.
g.  Radio and television time and print media advertising costs.
h.  Subcontract fees and costs incurred in preparation of research reports.
i.  Printing and publication costs of brochures and marketing materials.
j.  Postage on all packages mailed.

3.2 All expenses and costs shall be paid by cash or number of the MERIDIAN's common shares equivalent to the total amount.


D.  TERM

CONSULTANT will prepare a business plan and present the first draft version to MARIDIAN within two months from the date first written above.


E.  CONFIDENTIALITY

5.1 All reports, documents, concepts and products together with any business contracts or any business opportunities prepared, produced, developed or acquired by CONSULTANT, directly or indirectly, in connection with CONSULTANT performing the Services (collectively, the "Work Product") will belong exclusively to MERIDIAN which will be entitled to all rights, interest, profits or benefits in respect thereof.

5.2 No copies, summaries or other reproductions of any Work Product shall be made by CONSULTANT without the express permission of MERIDIAN, provided that CONSULTANT is given permission to maintain one copy of the Work Product for its own use.

5.3 CONSULTANT will not disclose any information, documents or Work Product which is developed by CONSULTANT or to which CONSULTANT may have access by virtue of its performance of the Services to any person not expressly authorized by MERIDIAN for that purpose. CONSULTANT will comply with such directions as MERIDIAN may make to ensure the safeguarding or confidentiality of all such information, documents and Work Product.

5.4 CONSULTANT may not disseminate nor distribute to the media, members of the public, shareholders of MERIDIAN, prospective investors, members of the investment or brokerage community, securities regulators or any other third party any of the Work Product or any other written or printed information about MERIDIAN or its business, without MERIDIAN first reviewing and approving the Work Product or other information prior to dissemination or distribution.

F.  LAW

6.1 This agreement shall be governed by and construed in accordance with the laws of the Republic of Korea and the parties hereby irrevocably attorn to the courts of such country.


IN WITNESS THEREOF, the parties above have caused this Agreement to be duly executed, as of the day and year set out below.


     /S/ CRAIG AURINGER                                        FEBRUARY 5TH 2004
     ______________________________________________            _________________
     CRAIG AURINGER                                                         Date


MERIDIAN CO., LTD.,




             /S/Hyeon Seong Myeong                             FEBRUARY 5TH 2004
By:  ______________________________________________            _________________
           Hyeon Seong Myeong, CEO/President                                Date

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